Exhibit 4.19

SLM CORPORATION

OFFICERS’ CERTIFICATE

This certificate is furnished to JP Morgan Chase Bank, formerly known as The Chase Manhattan Bank, in its capacity as trustee (the “Trustee”), pursuant to Section 2.02(c) of the Indenture, dated as of October 1, 2000, as amended or supplemented (the “Indenture”), between SLM Corporation, formerly known as USA Education, Inc., a Delaware corporation (the “Company”), and the Trustee.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement (File No. 333-107132) including a Prospectus, dated August 6, 2003, and a Prospectus Supplement, dated December 4, 2003, with respect to the offering of $275,000,000 aggregate principal amount of 6% Senior Notes due December 15, 2043 (the “Initial Senior Notes”) and, subject to the agreement of the Company, up to $41,250,000 of 6% Senior Notes due December 15, 2043 (the “Option Senior Notes”, and together with the Initial Senior Notes, the “Senior Notes”). By resolution dated January 28, 2003, the Board of Directors of the Company authorized the Company to issue and sell indebtednesss and authorized certain officers or any one of their designees to take or cause to be taken actions under such resolution.

The undersigned, C.E. Andrews, Executive Vice President, Accounting and Risk Management of the Company, and Mary F. Eure, Vice President and Corporate Secretary of the Company, hereby make this certificate in order to set forth the terms of the Senior Notes to be issued under the Indenture on December 15, 2003.

A. Board Resolution: The resolution of the Board of Directors of the Company authorizing issuance of the Senior Notes is attached as Exhibit A to this certificate. The Corporate Secretary of the Company hereby certifies that the foregoing resolution was adopted by the Board of Directors of the Company and is in full force and effect on the date of this certificate.

B. Terms and Conditions of the Senior Notes: The terms and conditions of the Senior Notes are as follows. Capitalized terms used and not otherwise defined in this Officers’ Certificate have the meanings ascribed to them in the Indenture and the Master Note (defined below).

(1) Title of the Senior Notes. The title of the Senior Notes is “6% Senior Notes due December 15, 2043.” The Senior Notes shall be deemed a separate Series of Securities under the Indenture, known as “Series C”.

(2) Aggregate Principal Amount of Senior Notes. The aggregate principal amount of Senior Notes that may be authenticated and delivered is $275,000,000 and, subject to the agreement of the Company, up to an additional $41,250,000. The Company is entitled under Section 2.02(b) of the Indenture to reopen the Series of Senior Notes by offering additional Securities of such Series. Upon receipt of a Company Order for the authentication and delivery of the Notes and satisfaction of the requirements of Section 2.03 of the Indenture, the Trustee shall authenticate Senior Notes for the original issuance in a an aggregate principal amount as set forth in the Company Order.

(3) Maturity Date. The entire outstanding principal of the Senior Notes shall be payable on the Maturity Date set forth in the Master Note to Holders as of the Regular Record Date immediately preceding the Maturity Date

(4) Interest. Interest shall be paid as set forth in the Master Note.

(5) Record Date. Payments of interest and principal shall be made to Holders on each Regular Record Date, determined as set forth in the Master Note.

(6) Registrar and Paying Agent. The Trustee shall be the Registrar and the Paying Agent with respect to the Senior Notes. Payments in respect of the Senior Notes represented by Global Securities (including principal and interest) shall be made in immediately available funds as provided in the Master Note.

(7) Redemption. The Senior Notes shall be redeemable at the option of the Company on any Business Day on and after December 15, 2008 (each, a “Redemption Date”). The Senior Notes may be redeemed on any Redemption Date, in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest up to, but excluding, the applicable Redemption Date. Pursuant to Section 3.01 of the Indenture, the Company shall, at least sixty (60) days prior to the Redemption Date fixed by the Company, notify the Trustee of such Redemption Date and of the principal amount and the redemption price of the Senior Notes to be redeemed. Notwithstanding Section 3.03(a) of the Indenture, at least thirty (30), but not more than sixty (60), days before a Redemption Date, the Company and the Trustee shall send a notice of redemption by facsimile or some other form of electronic transmission, with a copy of such notice sent simultaneously by first-class mail, to the Depositary for the Senior Notes issued in book-entry form or to each Holder of the Senior Notes that are to be redeemed if the Senior Notes are issued in other than book-entry form. All provisions of Section 3.03 of the Indenture, with the exception of Section 3.03(a) which has been modified by this Paragraph B. (7), shall remain unchanged.

(8) Sinking Fund. The Senior Notes shall not have the benefit of any sinking fund.

(9) Denomination. The Senior Notes shall be issued in denominations of $25 and any integral multiple thereof. The Senior Notes may be transferred or exchanged only in minimum denominations of $25 and integral multiples of $25 in excess thereof; and any attempted transfer, sale or other disposition of the Senior Notes in a denomination of less than $25 shall be deemed to be void and of no legal effect whatsoever.

(10) Acceleration. In the Event of Default, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of all of the outstanding Senior Notes, by notice to the Company and the Trustee, may declare the Principal of the Senior Notes to be due and payable. Upon such declaration, the full amount of such Principal shall be due and payable immediately.

(11) Registered Securities. The Senior Notes shall be issuable only as Registered Securities (without coupons) and as permanent Global Securities. The Notes shall not be issuable in definitive form (other than in the name of the Depositary’s nominee) except under the circumstances described in Section 2.15 of the Indenture. The Trustee shall act as transfer agent for the Senior Notes.

(12) Form of Notes. The master note for the Senior Notes and the form of fixed rate note attached thereto (the “Master Note”) is to be substantially in the form attached as Exhibit B to this Officers’ Certificate.

(13) Depositary. The Depositary for the Senior Notes in book-entry form shall be The Depository Trust Company. Beneficial interests in such Notes shall be held through the Depositary.

(14) Currency. Payments of principal and interest on the Senior Notes shall be made in U.S. Dollars, and the Senior Notes shall be denominated in U.S. Dollars.

(15) Conversion. The Senior Notes shall not be convertible or exchangeable into any other class or series of securities.

(16) Defeasance. The Company shall not be entitled to defease payments under the Notes.

(17) Priority. The Senior Notes are senior unsecured obligations of the Company and rank equally in right of payment with any other senior unsecured and unsubordinated indebtedness that the Company may issue from time to time. The Senior Notes will rank senior to any subordinated indebtedness that the Company may issue from time to time.

C. Trustee Payments

(1) Establishment of Account; Investments. The Company directs and authorizes the Trustee to establish one or more debt service accounts in respect of the Senior Notes. All or a portion of the amounts paid to the Trustee by the Company are to be deposited in such accounts and are to be invested and reinvested by the Trustee pursuant to written directions from the Company, which direction may be in the form of a standing direction. Such investments may be in one or more Eligible Instruments (as defined in the Indenture) or Eligible Investments (defined below). Notwithstanding the foregoing, no investment of any such amount may mature later than the Business Day preceding the applicable payment date (or, in the case of an investment in an obligation of the Trustee, no later than the applicable payment date) and no such investment may be sold prior to its maturity date. On each payment date, the trustee is required to withdraw any net reinvestment income and return such amount to the Company. The Trustee has no obligation to invest and reinvest any cash held in such accounts established by the Trustee in the absence of a timely and specific written investment direction from the Company. In no event is the Trustee liable for the selection of investments or for investment losses incurred thereon. The Trustee has no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.

“Eligible Investments” means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, with respect to which the Trustee has taken delivery, which evidence: (i) direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America, (ii) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities, provided that at the time of investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a person other than such depository institution or trust company) thereof shall be rated “A-1+” by Standard & Poor’s Credit Market Services (“S&P”) and “P-1” by Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1” by S&P and “P-1” by Moody’s; (iv)bankers’ acceptances issued by any depository institution or trust company referred to in (ii) above; (v) repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “P-1” by Moody’s; and (vi) money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment from each of S&P and Moody’s in the highest investment category granted thereby. Any Eligible Investments may be purchased by or through Trustee or any of its affiliates and shall include such securities issued by the Trustee or its affiliates.

D. Additional Certification. Each of the undersigned (i) has read Section 2.02 and other relevant provisions of the Indenture; (ii) has examined documents and made inquiries of officers of the Company in order to ascertain compliance with Section 2.02 of the Indenture; (iii) is of the opinion that the signing officer has made such examination and investigation as the signing officer deems necessary to enable such officer to express an informed opinion as to whether the conditions of Section 2.02 of the Indenture have been complied with; and (iv) is of the opinion that the requirements of Section 2.02 of the Indenture have been complied with.

IN WITNESS WHEREOF, we have executed this certificate as of December 4, 2003.

/s/ C.E. ANDREWS	/s/ MARY F. EURE
C.E. Andrews	Mary F. Eure
Executive Vice President, Accounting Risk Management	Vice President and Corporate Secretary abd
SLM Corporation	SLM Corporation

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